As filed with the Securities and Exchange Commission on September 19, 2011

Registration No. 333-148414

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 13 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Behringer Harvard Multifamily REIT I, Inc.

(Exact name of registrant as specified in its charter)

Maryland	6798	20-5383745
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Gerald J. Reihsen, III
Executive Vice President — Corporate Development and Legal

or

Daniel J. Rosenberg

Secretary
Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Christopher R. Stambaugh, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public:  This post-effective amendment deregisters the securities that remain unsold under the registration statement as of the date hereof, other than those securities intended to be sold under the registrant’s distribution reinvestment plan (including securities reallocated from the primary offering to the distribution reinvestment plan).

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if smaller reporting company)

This Post-Effective Amendment No. 13 to the Registration Statement on Form S-11 (Registration No. 333-148414) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES

In accordance with the undertaking of Behringer Harvard Multifamily REIT I, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-148414) declared effective September 2, 2008 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 13 to the Registration Statement to deregister 3,615,866 shares of its common stock that remain unsold under the Registration Statement. Pursuant to this Registration Statement, the Company registered 250 million shares of common stock, with up to 200 million shares intended to be sold in its primary offering and up to 50 million shares intended to be sold under its distribution reinvestment plan, though the Company reserved the right to reallocate shares between the primary offering and the distribution reinvestment plan.  The Company ceased offering shares of common stock in its primary offering on September 2, 2011 and accepted aggregate gross primary offering proceeds of approximately $1.46 billion.  In connection with the termination of the primary offering, the Company is reallocating 50 million unsold shares remaining from the primary offering to the distribution reinvestment plan.  As a result, the Company will offer a maximum of 100 million total shares pursuant to its distribution reinvestment plan.  As of September 15, 2011, the Company had sold approximately 7.1 million shares under its distribution reinvestment plan for gross proceeds of approximately $67.4 million, and there are approximately 92.9 million shares remaining to be sold under the plan.

By filing this Post-Effective Amendment No. 13 to the Registration Statement, the Company hereby terminates the primary offering of shares on this Registration Statement and deregisters 3,615,866 shares of its common stock that remain unsold under the Registration Statement and are not intended to be sold under the Company’s distribution reinvestment plan. From time to time, the Company continues to offer the distribution reinvestment plan shares registered on this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 19, 2011.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:	/s/ Robert S. Aisner
Robert S. Aisner
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Robert S. Aisner	Chief Executive Officer and Director	September 19, 2011
Robert S. Aisner

*	President	September 19, 2011
Robert J. Chapman

*	Chief Financial Officer and Chief	September 19, 2011
Howard S. Garfield	Accounting Officer

*	Chairman of the Board and Director	September 19, 2011
Robert M. Behringer

*	Director	September 19, 2011
E. Alan Patton

*	Director	September 19, 2011
Roger D. Bowler

*	Director	September 19, 2011
Sami S. Abbasi

*	Director	September 19, 2011
Jonathan L. Kempner

*By:	/s/ Robert S. Aisner
Robert S. Aisner
Attorney-In-Fact

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